EXHIBIT 99.1

Sharps Compliance Announces Planned Retirement of Chairman and CEO, Dr. Burton Kunik

President, David P. Tusa Will be Appointed Additional Role of CEO

HOUSTON, Sept. 2, 2010 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of cost-effective management solutions for medical waste and unused dispensed medications generated outside the hospital and large healthcare facility setting, today announced that Founder Dr. Burton J. Kunik will retire as Chief Executive Officer effective September 30, 2010. The Board has appointed David P. Tusa as Chief Executive Officer, effective with Dr. Kunik's retirement, in addition to his role as President.

Dr. Kunik also plans to not stand for reelection to the Board of Directors at the Company's Annual Meeting in November.

Dr. Burton J. Kunik has been Chairman and CEO since he founded the Company in 1994 and has been driving change in the medical waste industry for over 20 years. Speaking on behalf of the Board of Directors, Lead Independent Director, F. Gardner Parker said, "It was Burt's entrepreneurial spirit, drive and innovative thinking that has enabled Sharps Compliance to become the leader in defining the market for the proper management of used sharps and unused medications outside of the hospital setting. He is the industry expert on these issues and as a result has successfully led the Company from its initial focus on the Home Healthcare market to a successful expansion of serving more than 4,000 customers across the United States, including many new markets such as the Government, Professional and Retail sector. Burt built a dynamic, sustainable business model based on innovation and solid execution, has developed a strong management team, and leaves with a strong pipeline of opportunities before us.  Most recently, Burt was the creative impetus in the development and launch of the Company's Waste Conversion Process which we believe has the potential to change the world of medical waste through the PELLA-DRX™ repurposing process. We thank him for his many years of service and dedication to the success of Sharps." Dr. Kunik has agreed to remain with Sharps in a consulting role for a period of one year to support the Company with legislative, regulatory and other matters.

Dr. Kunik is one of the inventors named in the patent applications for the first of its kind, patent-pending GREEN Waste Conversion Process™ that enables the elimination of medical waste going into landfills by 100%. The process transforms discarded medical waste into a new product called PELLA-DRX™ – a clean, raw material used in the manufacture of industrial resources, vital to everything from highways to high-rise buildings.

Dr. Kunik commented, "It has been a great pleasure working with the many talented people who have each worked tirelessly to make Sharps Compliance what it is today. I am proud of what we have achieved. I am especially proud of the development of PELLA-DRX and our unique waste conversion process. My focus has always been on finding ways to better our environment, and we have built Sharps Compliance with a culture surrounding that ideal. I believe that David, who has proven himself well over the years, will maintain this focus, and I am extremely confident that he and the rest of the management team will take the Company to the next level."

Commenting on his new role, Mr. Tusa, stated, "I am honored and very excited to take on this challenge. Burt has been a great mentor as I feel he's prepared me well for this role. Our priorities remain unchanged. We will execute on our growth strategy by focusing on the markets that we believe will provide the greatest opportunities for rapid implementation of our solution offerings to prove out what we believe is a $2 billion dollar market opportunity to define and capture."

David Tusa joined Sharps Compliance in February 2003 as Chief Financial Officer after serving as an advisor to the Board of Directors of Sharps from October 2001 to February 2003. After a successful seven years with the Company, David was promoted to President in June 2010.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps is a leading full-service provider of cost-effective management solutions for medical waste and unused dispensed medications generated outside the hospital and large healthcare facility setting.  Its strategy is to capture a large part of the estimated $2 billion untapped market for used syringes and unused medical waste outside of hospital and large healthcare settings by targeting the major agencies that are interrelated with this medical waste stream; that is the U.S. government, pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, and the professional market comprised of physician, dentists and veterinary practices. As a fully integrated medical waste management company providing customer solutions and services, the Company's solid business model, which provides strong margins and significant operating leverage, combined with its early penetration into emerging markets, uniquely positions it for strong future growth.

The Company's flagship product, the Sharps® Recovery System™ (formerly Sharps Disposal by Mail System®), is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as "sharps"). Its other products include the Sharps®MWMS™ (Medical Waste Management System), a comprehensive medical waste and dispensed unused medication solution designed for emergency preparedness programs. Sharps also offers vendor managed inventory programs and Patient Support Programs which incorporate the Company's SharpsTracer™ system.

Its TakeAwayRecovery System™ is designed for individual consumers, retail or mail-order pharmacies, communities and facilities including assisted living, long-term care and correction operations to facilitate the proper disposal of unused dispensed medications.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate", "expect", "plan", "anticipate", "believe", "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

CONTACT:  Sharps Compliance Corp.
          David P. Tusa, President
          (713) 660-3514
          dtusa@sharpsinc.com

          Kei Advisors LLC
          Investor Relations
          Deborah Pawlowski
          (716) 843-3908
          dpawlowski@keiadvisors.com